Exhibit 10.1

Description of Director Compensation*

Compensation Element	Terms or Amounts
General Board Service – Cash	• Board retainer: $30,000 • Board meeting fees: none

General Board Service – Equity

•  Initial grant: 21,000 shares of stock-settled stock appreciation rights (“SS-SAR’s”) and 4,500 shares of restricted stock units (“RSU’s”)

•  Annual grant: 8,400 shares of SS-SAR’s and 1,800 shares of RSU’s

Equity Vesting

•  Initial grant:

SS-SAR’s: 4-year vest; 25% cliff vest after one year and monthly thereafter

RSU’s: 4-year vest; 50% after two years and 50% on the four year anniversary of the grant date

•  Annual grant: 100% vest one year after the date of grant.

•  If a director resigns from the Board at an annual meeting that is within 30 days of the first anniversary of the date of grant, 100% of the annual grant will vest on the first anniversary of the date of grant.

•  Directors are eligible for an annual grant in their first year of service only if their election was at least 6 months prior to the annual grant

Board Chair Compensation	• $10,000 additional Board Service retainer (i.e., total Board Service retainer of $40,000) • Receives same Committee member/chair retainers and equity awards as other Directors

Committee Service	• Eliminate per meeting fees and replace with the following retainers:

	Committee	Chair	Member
	Audit	$25,000	$15,000
	Compensation	$15,000	$10,000
	Nominating & Governance	$10,000	$5,000

*  As clarified May 13, 2009.